UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
OIL STATES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The following material amends and supplements our definitive proxy statement filed with the Securities and Exchange Commission on March 23, 2018 (the “Proxy Statement”) relating to the 2018 Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”), to be held at the Two Allen Center, 1200 Smith Street, 12th Floor, Forum Room, Houston, Texas, 77002, on the 8th day of May, 2018 at 9:00 a.m. central daylight time. This supplement provides a minor addition to the information on page 23 of the Proxy Statement. The paragraph under the caption “Board and Committee Meetings; Attendance” regarding directors’ attendance at Board and committee meetings should read as follows:

During 2017, the entire Board of Directors held eight meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings and the Nominating & Corporate Governance Committee held five meetings. Each of the directors attended at least 85% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served with the exception of Mr. Papa who attended at least 70% of the meetings. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the Annual Meeting of Stockholders and all meetings of the Board of Directors and the committees on which they serve. In 2017, each of the directors attended the Annual Meeting of Stockholders.

All information set forth in the Proxy Statement, as supplemented by the information above, remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

The date of this material is April 3, 2018.